Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.333-160078, 333-160079, 333-90880, 333-64549 and 333-56121) and Form S-3 (No. 333-174852) of our report dated February 26, 2013 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting of W. P. Carey Inc., which appears in this Form 10-K and our report dated February 26, 2013 relating to the financial statements and financial statement schedules of Corporate Property Associates 16 — Global Incorporated, which is incorporated by reference into this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 26, 2013